Exhibit 14

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL
OFFICER OF ELECTRIC CITY CORP.

        It is the policy of Electric City Corp. (the “Corporation”) that its Chief Executive Officer and its Chief Financial Officer must each adhere to and advocate the following principles of professional and ethical conduct in the fulfillment of his or her responsibilities. Each such officer shall:

•	Act with honesty and integrity, including the ethical handing of actual or apparent conflicts of interest between his or her personal, private interests and the interests of the Corporation;

•	Perform his or her duties and responsibilities in a manner to assure full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Corporation;

•	Comply, and perform his or her duties and responsibilities to the Corporation in a manner to assure that the Corporation will comply, with the laws of federal, state and local governments applicable to the Corporation and the rules and regulations of governmental agencies having jurisdiction over the Corporation;

•	Respect and preserve the confidentiality of the confidential information acquired in the course of the performance of his or her duties, except to the extent otherwise authorized by the Corporation’s Board of Directors or required to comply with applicable laws and regulations, and not use any such confidential information for personal advantage;

•	Proactively promote and encourage honest and ethical behavior among the Corporation’s other employees;

•	Act to ensure that the Corporation’s Board of Directors and its committees are adequately and accurately informed of financial matters and other material matters regarding the Corporation;

•	Act to advance the Corporation’s legitimate interests when the opportunity arises and such action can be taken in a manner consistent with this Code of Ethics;

•	Provide for and encourage the prompt internal reporting to the Audit Committee of the Corporation’s Board of Directors of any violations of this Code of Ethics by officers or employees of the Corporation; and

•	Promote accountability within the Corporation for compliance with this Code of Ethics.

       Persons becoming aware of suspected violations of this Code should report such suspected violations to the Audit Committee of the Corporation’s Board of Directors. It is the policy of the Corporation that the Audit Committee of its Board of Directors shall:

•	Mandate and ensure the dissemination of this Code of Ethics to the Corporation’s officers and employees and encourage the reporting of suspected violations of this Code of Ethics to the Audit Committee;

•	Promptly investigate each report of alleged violation of this Code of Ethics and, if the Audit Committee shall determine that a violation has occurred, determine and recommend to the Corporation’s Board of Directors the sanctions and corrective actions to be taken, which may include disciplinary action (including, but not limited to, suspension or termination of employment) against the violating party.

       It is also the policy of the Corporation that the Chief Executive Officer and the Chief Financial Officer each acknowledge and certify the foregoing on an annual basis and file such acknowledgment and certification with the Audit Committee of the Corporation’s board of directors.

ACKNOWLEDGEMENT AND CERTIFICATION

       I have read and understand the foregoing Code of Ethics and hereby certify my past, present and future compliance with the same.

Date: March 3, 2004	/s/ John Mitola

John Mitola
Chief Executive Officer

Date: March 3, 2004	/s/ Jeffrey Mistarz

Jeffrey Mistarz
Chief Financial Officer